Exhibit 99.1

Comscore Announces $20 Million Private Placement of Common Stock and

Warrants with Potential to Increase to $50 Million

RESTON, VA, June 24, 2019 – Comscore, Inc. (Nasdaq: SCOR) (Comscore or the Company), a trusted partner for planning, transacting, and evaluating media across platforms, announced today that it entered into a definitive agreement with an institutional investor (the Investor) that secures an initial investment in Comscore’s common stock of approximately $20 million, with the potential to increase to approximately $50 million within 12 months in certain circumstances. The transaction is anticipated to close on or about June 26, 2019, subject to customary closing conditions (the Closing Date).

Pursuant to the securities purchase agreement dated June 23, 2019 between Comscore and the Investor, Comscore will receive upfront proceeds of approximately $20 million from the private sale of common stock and the issuance of four series of warrants: Series A Warrants, Series B-1 Warrants, Series B-2 Warrants and Series C Warrants. The common stock issued at the Closing Date (the Initial Shares) will be sold at $7.33 per share, representing a 5.4% discount to the closing price of Comscore’s common stock as of June 21, 2019. The terms of the transaction will be described in further detail in a current report on Form 8-K filed by the Company today.

Dale Fuller, Interim Chief Executive Officer of Comscore, said, “This transaction strengthens our balance sheet and positions us to pursue our refocused growth strategy while providing the flexibility to better apply resources to meet our business objectives, and ultimately drive long-term value for our stockholders.”

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Comscore

Comscore (Nasdaq: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and set-top box audiences and advertising at scale, Comscore is the industry’s emerging, third-party source for reliable and comprehensive cross-platform measurement.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore’s expectations regarding the closing of the sale of the Initial Shares and the warrants, the exercise of such warrants, expected cash proceeds, the impact of the Company’s agreements with the Investor, and the Company’s plans for growth, resource allocation and stockholder value creation. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, Comscore’s ability to achieve its expected plans and the cost, potential dilutive impact, share price impact, and other uncertainties arising out of the Company’s agreements with the Investor. For additional discussion of risk factors, please refer to Comscore’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the SEC, which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward- looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Investor Relations Contacts

Robert Winters or Jackie Marcus

Alpha IR Group

(312) 445-2870

SCOR@alpha-ir.com